EXHIBIT 10.1

EXECUTIVE RETIREMENT AGREEMENT

THIS EXECUTIVE RETIREMENT AGREEMENT (“Agreement”) is made by and between Health Care REIT, Inc., together with its affiliates, subsidiaries, divisions, joint ventures, predecessors, successors and assigns (the “Company”) and Charles J. Herman, Jr., on behalf of himself and his heirs, executors, administrators, successors, and assigns (collectively referred to herein as “Employee”) (the Company and Employee shall be collectively referred to herein as “Parties”).

RECITALS

WHEREAS, Employee was employed by the Company subject to the Second Amended and Restated Employment Agreement dated December 29, 2008 (the “Employment Agreement”);

WHEREAS, the current term of the Employment Agreement expires on January 31, 2017 (as defined in the Employment Agreement);

WHEREAS, the Employee has decided to retire from Employee’s employment with the Company effective July 1, 2015 (the “Retirement Date”);

WHEREAS, in consideration for Employee’s execution and non-revocation of this Agreement, the Company shall pay to the Employee the payments described in that certain letter between Employee and the Company re: Employee’s retirement dated June 29, 2015 (the “Retirement Letter”); and

WHEREAS, Employee elects to receive separation pay and other benefits under this Agreement under the terms and conditions set forth below.

NOW THEREFORE, in consideration of the mutual promises set forth herein, the Parties hereby agree as follows:

The above recitals are hereby incorporated into this Agreement.

1.             Last Day of Employment.  Employee’s last day of employment with the Company is the Retirement Date, July 1, 2015.

2.             Consideration.  In consideration for Executive signing this Agreement, and complying with its terms, the Company agrees, after Employee executes this Agreement and within 10 business days after it becomes final and irrevocable, as set forth in Section 20 below (the “Effective Date”), to pay to Employee the amount of Two Million Four Hundred Forty-Four Thousand Three Hundred Ninety Dollars and Seventy-One Cents ($2,444,390.71) less lawful deductions (the “Separation Pay”) and to waive any right it may have to enforce the provisions of Section 5(a) of the Employment Agreement pursuant to which Employee would be obligated to repay any portion of the Separation Pay to the Company in the event Employee were to obtain a replacement position with a new employer prior to January 31, 2017.  The Separation Pay will be paid in a lump sum.  The Company will also provide Employee with the other payments and benefits, including the acceleration of incentive awards, as described in the Retirement Letter.

3.             No Consideration Absent Execution of this Agreement.  Employee understands and agrees that Employee is not otherwise owed and would not receive certain of the monies and/or benefits specified in Section 2 above, except for Employee’s execution of this Agreement and the fulfillment of the promises contained herein.

4.             General Release, Claims Not Released and Related Provisions

a.             General Release of All Claims.  Employee knowingly and voluntarily releases and forever discharges the Company, its parent corporation, affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns, and their current and former employees, attorneys, officers, directors and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively referred to throughout the remainder of this Agreement as “Releasees”), of and from any and all claims, causes of action, demands, obligations, grievances, suits, losses, debts and expenses (including attorney’s fees and costs), damages and claims in law or in equity of any nature whatsoever, known and unknown, asserted or unasserted, which the Employee has or may have against Releasees as of the date of execution of this Agreement, including, but not limited to, any alleged violation of:

§  Title VII of the Civil Rights Act of 1964;

§  Sections 1981 through 1988 of Title 42 of the United States Code;

§  The Employee Retirement Income Security Act of 1974 ("ERISA") (as modified below);

§  The Immigration Reform and Control Act;

§  The Americans with Disabilities Act of 1990;

§  The Age Discrimination in Employment Act of 1967 (“ADEA”);

§  The Worker Adjustment and Retraining Notification Act;

§  The Fair Credit Reporting Act;

§  The Family and Medical Leave Act;

§  The Equal Pay Act;

§  The Genetic Information Nondiscrimination Act of 2008;

§  Ohio Civil Rights Act, O.R.C. § 4112.01 et seq.;

§  Ohio Age Discrimination in Employment Act,  O.R.C. § 4112.14;

§  Ohio Whistleblower Protection Act, O.R.C. § 4113.51 et seq.;

§  Ohio Statutory Provisions Regarding Retaliation/Discrimination for Pursuing a Workers Compensation Claim, O.R.C. § 4123.90;

§  Ohio Minimum Fair Wages Act, O.R.C. § 4111.01 et seq.;

§  Ohio Wage Payment Act, O.R.C. § 4113.15;

§  Ohio Uniformed Services Employment and Reemployment Act, Ohio Rev. Code §§ 5903.01, 5903.02

§  any other federal, state or local law, rule, regulation, or ordinance;

§  any public policy, contract, tort, or common law; or

§  any basis for recovering costs, fees, or other expenses including attorneys' fees incurred in these matters.

b.             Claims Not Released.   Employee is not waiving any rights he may have to: (a) his own vested accrued employee benefits under the Company’s health, welfare, or retirement benefit plans as of the Retirement Date; (b) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (c) pursue claims which by law cannot be waived by signing this Agreement; (d) enforce this Agreement; and/or (e) challenge the validity of this Agreement.

c.             Governmental Agencies.   Nothing in this Agreement prohibits or prevents Employee from filing a charge with or participating, testifying, or assisting in any investigation, hearing, whistleblower proceeding or other proceeding before any federal, state, or local government agency (e.g. EEOC, NLRB, SEC., etc.), nor does anything in this Agreement preclude, prohibit, or otherwise limit, in any way, Employee’s rights and abilities to contact, communicate with, report matters to, or otherwise participate in any whistleblower program administered by any such agencies.  However, to the maximum extent permitted by law, Employee agrees that if such an administrative claim is made, Employee shall not be entitled to recover any individual monetary relief or other individual remedies.

d.             Collective/Class Action Waiver.   If any claim is not subject to release, to the extent permitted by law, Employee waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which the Company or any other Releasee identified in this Agreement is a party.

                e.             California Civil Code Section 1542.  Employee intends that this release of claims cover all claims described in Section 4(a) above whether or not known to Employee.  Employee further recognizes the risk that, subsequent to the execution of this Agreement, Employee may incur loss, damage or injury which Employee attributes to the claims encompassed by this release.  Employee also expressly waives and relinquishes, to the fullest extent permitted by law, any and all rights he may have under California Civil Code Section 1542, or the comparable provisions of the laws of any other jurisdiction, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

f.             Company Release.   The Company, with the intention of binding itself and its predecessors and successors, does hereby waive and release Executive from any and all claims, causes of action, demands, obligations, grievances, suits, losses, debts and expenses (including attorney’s fees and costs), damages and claims in law or in equity related to or arising out of Executive’s employment and Employment Agreement with the Company and the end of that employment, whether known and unknown, asserted or unasserted, which the Company has or may have against Executive as of the date of execution of this Agreement.  This release shall not include the following: (1) any act or omission by Executive that is a material violation of any statute, regulation, ordinance or other law, (2) any willful or deliberate misconduct by Executive, and (3) any proceeding as to which a release of claims is not permitted under applicable law.

5.             Acknowledgments and Affirmations.

                Employee affirms that Employee has not filed, caused to be filed, or presently is a party to any claim against any Releasee.  Employee also represents and warrants that there has been no assignment or other transfer of any interest in any claim by Employee that is covered by the release set forth in Section 4(a).

                Employee also affirms that Employee has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits which are due and payable as of the date Employee signs this Agreement.  Employee affirms that Employee has been granted any leave to which Employee was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws.

Employee further affirms that Employee has no known workplace injuries or occupational diseases.

                Employee also affirms that Employee has not divulged any proprietary or confidential information of the Company and will continue to maintain the confidentiality of such information consistent with the Company’s policies and Employee’s agreement(s) with the Company and/or common law.

                Employee further affirms that Employee has not been retaliated against for reporting any allegations of wrongdoing by the Company or its officers, including any allegations of corporate fraud.

                Employee affirms that all of the Company’s decisions regarding Employee’s pay and benefits through the date of Employee’s execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.

                The Parties have previously entered into an indemnification agreement for the benefit of Executive, effective February 14, 2005 (the “Indemnification Agreement”), a copy of which has previously been provided to Executive.  The Company affirms that it will continue to comply with its obligations under the Indemnification Agreement, and acknowledges and agrees that any such indemnification obligations shall cover the Employee’s consulting services provided to, or on behalf of, the Company following the Retirement Date.  For avoidance of doubt, no provisions of this Agreement shall be construed as a waiver, modification or reduction of Employee's rights to exculpation, insurance, indemnification or any expense reimbursement or advancement as provided under the Indemnification Agreement.

6.             Non-Competition, Non-Solicitation and Non-Disclosure.

a.             The Employee will not, for a period of one (1) year from the Effective Date of this Agreement (the “Restricted Period”), engage in any business activities on behalf of any enterprise in the United States, Canada, and/or the United Kingdom which competes with the Company in the business of: (i) ownership or operation of Health Care Facilities (defined below); (ii) investment in or lending to health care related enterprises (including, without limitation, owners or developers of Health Care Facilities); (iii) management of Health Care Facilities; or (iv) provision of any planning or development services for Health Care Facilities.  “Health Care Facilities” means any senior housing facility or facilities used or intended primarily for the delivery of health care services, including, without limitation, any active adult communities, independent living facilities, assisted living facilities, skilled nursing facilities, inpatient rehabilitation facilities, ambulatory surgery centers, medical office buildings, hospitals of any kind, or any similar types of facilities or projects.  The Employee will be deemed to be engaged in such competitive business activities if he participates in such a business enterprise as an employee, officer, director, consultant, agent, partner, proprietor, or other participant; provided that the ownership of no more than two percent (2%) of the stock of a publicly traded company engaged in a competitive business shall not be deemed to be engaging in competitive business activities.

Furthermore, it shall not be considered to be a violation of this Section 6(a) if Employee provides services, whether as an employee or  consultant, during the Restricted Period to a regional operator of Health Care Facilities that has facilities in three or fewer states (as of the date of this Agreement) , provided that Employee complies with the advance notice requirement in the following paragraph and prior to providing any such services, Employee obtains the Company’s written consent, which shall not be unreasonably withheld.  If requested by Employee, the Company will consider waiving the restrictions under Section 6(a) to allow Employee to work for an operator other than those specifically described in this paragraph, and any such waiver shall be in the Company’s sole discretion.  For purposes hereof, an “operator” shall mean an entity whose primary business is managing or operating senior housing and care facilities for its own account.

To assist the Company in its reasonable enforcement of this provision, during the Restrictive Period, Employee will provide the Company with written notice at least five (5) business days prior to accepting any employment or engagement as a consultant or contractor with a third party.  Such notice will include, at a minimum, the name and a description of the business of the prospective employer or engaging entity, as well as the proposed title and responsibilities of Employee.

b.                   Employee shall not, during the Restricted Period, hire, solicit, induce, recruit or encourage any of the Company’s employees or consultants to leave their employment or consulting relationship with the Company for other employment or consulting, including employment or consulting that is competitive with the Company.

c.             Employee understands and agrees that during the course of his employment with the Company, Employee had access, in a position of trust and as a fiduciary, to proprietary and/or confidential information of the Company.  Employee agrees that Employee will not, at any time, disclose, divulge, transfer or provide access to, or use for the benefit of, any third party outside the Company (or any Releasee), any Proprietary Information of the Company without prior authorization of the Company. “Proprietary Information” shall mean any and all information or material of the Company and/or any Releasee which is not generally available to or used by others, or the utility or value of which is not generally known or recognized as standard practice, whether or not the underlying details are in the public domain, including, without limitation: (i) information or material relating to the Company and/or any Releasee and its business as conducted or anticipated to be conducted; target clients, investment criteria, business or strategic plans; operations; past, current or anticipated investments, acquisitions, developments, services, products or software; customers or prospective customers; underwriting,  capital or analytical models or protocols; relations with business partners or prospective business partners; or research, development, property management, investment, purchasing, accounting, or marketing activities; (ii) information or material relating to the Company’s and/or any of Releasee’s properties, facilities, improvements, investments, discoveries, “know-how,” energy programs, technological developments, or unpublished writings or other works of authorship, or to the materials, contacts, techniques, processes, plans or methods used in the origination, development, management or marketing of the Company’s and/or any Releasee’s facilities, properties, investments, services, products or software; (iii) information on or material relating to the Company and/or any Releasee which when received is marked as “proprietary,” “private,” or “confidential” or which a reasonable person would recognize as proprietary, private or confidential; (iv) trade secrets of the Company and/or any Releasee; (v) information regarding the Company’s transactions, transaction structures, relationships, customers and clients; (vi) software of the Company and/or any Releasee in various stages of development, software designs, web-based solutions, specifications, programming aids, programming languages, interfaces, visual displays, technical documentation, user manuals, data files and databases of the Company and/or any Releasee; and (vii) any similar information of the type described above which the Company and/or any Releasee obtained from another party and which the Company and/or the Releasee treats as or designates as being proprietary, private or confidential, whether or not owned or developed by the Company and/or the Releasee.  Notwithstanding the foregoing, “Proprietary Information” does not include any information which is properly published or in the public domain; provided, however, that information which is published by or with the aid of Employee outside the scope of employment or contrary to the requirements of this Agreement will not be considered to have been properly published, and therefore will not be in the public domain for purposes of this Agreement.

d.             Employee acknowledges and agrees that the provisions of this paragraph of the Agreement are reasonable and appropriate in all respects, and in the event of any violation by Employee of any such provisions, the Company would suffer irreparable harm and its remedies at law would be inadequate.  Accordingly, in the event of any violation or attempted violation of any such provisions by Employee, the Company shall be entitled to a temporary restraining order, temporary and permanent injunctions, specific performance, and other equitable relief.  Employee agrees to indemnify and hold the Company harmless from and against any and all loss, cost, damage, or expense, including without limitation, attorneys’ fees that arise out of any breach by Employee of this Agreement.  All rights and remedies of the Company under this Agreement are cumulative and in addition to all other rights and remedies which may be available to the Company from time to time, under any other agreement, at law, or in equity.

e.             The Parties agree that if the scope and enforceability of any covenant contained within this Section 6 is in any way disputed, a court of competent jurisdiction (as described in Section 13, below) may modify and enforce the covenant to the extent that the court determines that the covenant is reasonable under the circumstances existing at that time.

7.             Non-Disparagement.   Employee agrees that he will not make or direct anyone else to make on Employee’s behalf any disparaging or untruthful remarks or statements, whether oral or written, about the Company, its strategies, clients, operators and tenants, its operations or its products, services, affiliates, officers, directors, employees, or agents (collectively the “Group” and individually a “Group Member”), or issue any communication that reflects adversely on or encourages any adverse action against the Group or any Group Member.  Employee will not make any direct or indirect written or oral statements to the press, television, radio or other media or other external persons or entities concerning any matters pertaining to the business and affairs of the Group or any Group Member. The Company agrees not to cause, and shall direct its officers or senior executives with a title of Senior Vice President or above not to make on its behalf or otherwise, any disparaging or untruthful remarks or adverse statements, whether oral or written, about Employee or Employee’s employment with the Company following the Retirement Date.  The restrictions described in this section shall not apply to any truthful statements made in response to a subpoena or other compulsory legal process or to law enforcement or other governmental authorities.

                To the extent inquiries regarding the Employee’s employment with the Company are directed to Erin Ibele, Executive Vice President – Head of Human Capital and Corporate Secretary, prospective employers will be provided the dates of the Employee’s employment, his last salary, his position with the Company and a form of recommendation in a form agreed to by the Parties.

8.             Cooperation after Retirement.  Employee agrees to give prompt written notice to the Company of any claim or injury relating to the Company, and to fully cooperate in good faith and to the best of Employee’s ability with the Company in connection with all pending, potential or future claims, investigations or actions that directly or indirectly relate to any transaction, event or activity about which the Employee may have knowledge because of Employee’s employment with the Company, as long as such cooperation is scheduled by the Company, to the extent possible, to require only occasional efforts and to not conflict with any future employment. Such cooperation shall include all assistance that the Company, its counsel, or its representatives may reasonably request, including reviewing and interpreting documents, meeting with counsel, providing factual information and material, and appearing or testifying as a witness, as long as the Company provides legal representation.  The Company agrees to make every reasonable effort to provide Employee with reasonable notice in the event his participation is required and to reimburse Employee for reasonable out-of-pocket costs incurred by Employee as the direct result of his participation, provided that such out-of-pocket costs are supported by appropriate documentation and have prior authorization of the Company.

9.             Return of Property.   Employee affirms that Employee has returned all of the Company’s property, documents, and/or any confidential information in Employee’s possession or control.  Employee also affirms that Employee is in possession of all of Employee’s property that Employee had at the Company’s premises and that the Company is not in possession of any of Employee’s property.

10.          Code Section 409A.  To the extent applicable, it is intended that this Agreement comply with or, as applicable, constitute a short-term deferral or otherwise be exempt from the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (“Section 409A”).  This Agreement will be administered and interpreted in a manner consistent with this intent, and any provision that would cause this Agreement to fail to satisfy Section 409A will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Section 409A).  Employee and the Company agree that this termination of employment shall be considered a “separation from service” from the Company within the meaning of Section 409A.  If Employee is deemed on the date of separation from service to be a “specified employee” (within the meaning of Treas. Reg. Section 1.409A-l(i)), then with regard to any payment that is required to be delayed pursuant to Code Section 409A(a)(2)(B), such payment shall not be made prior to the earlier of (a) the expiration of the six (6)-month period measured from the date of separation from service and (b) the date of Employee’s death.  In addition, for purposes of this Agreement, each amount to be paid or benefit to be provided to Employee pursuant to this Agreement shall be construed as a separate identified payment for purposes of Section 409A.   Any reimbursement or advancement payable to Employee pursuant to this Agreement shall be conditioned on the submission by Employee of all expense reports reasonably required under any applicable expense policy.  Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar years shall not affect the amount of expenses eligible for reimbursement, on in-kind benefit provided, during any other calendar year.  The right to any reimbursement or in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.

11.          Consequences of Breach.   Employee acknowledges and agrees that in the event he should breach or violate any provision of this Agreement, including but not limited to the obligations of confidentiality, non-disparagement, non-solicitation and non-competition, Employee shall be subject to legal action for such breach or violation and may be held liable to the Company and/or one or more of the Releasees for contractual and/or other legal or equitable remedies.

12.          Successors and Assigns.  This Agreement will inure to the benefit of successors and assigns of the Company.  Notwithstanding anything contained in this Agreement to the contrary, the Company may assign this Agreement and its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its assets or business, whether by merger, consolidation or otherwise.  Such assignment includes the assignment of rights and contractual duties. Employee does not have any right to assign Employee’s rights or delegate Employee’s obligations under this Agreement to anyone.

13.          Governing Law and Interpretation.  This Agreement shall be governed and conformed in accordance with the laws of Ohio without regard to its conflict of laws provisions.  In the event of a breach of any provision of this Agreement, either Party may institute an action specifically to enforce any term or terms of this Agreement and/or to seek any damages for breach.  Employee agrees that, in connection with any action, suit or other proceeding in connection with, arising out of or relating to this Agreement all disputes shall be exclusively resolved by courts of competent jurisdiction sitting in Lucas County, Ohio, or the United States District

Court for the Northern District of Ohio, as may be appropriate.   Employee hereby: (a) submits to the exclusive personal jurisdiction of such courts; (b) consents to service of process in connection with any action, suit or proceeding against Employee; and (c) waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, venue or service of process.

14.          Severability.   Should any provision of this Agreement (other than the provisions of Section 6, which shall be governed by the reformation provisions of Section 6(e) be declared illegal or unenforceable by any court of competent jurisdiction and should such provision be unable to be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

15.          Nonadmission of Wrongdoing.  The Parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by Releasees of wrongdoing or evidence of any liability or unlawful conduct of any kind.

16.          Amendment.  This Agreement may not be modified, altered or changed except in writing and signed by both Parties wherein specific reference is made to this Agreement.

17.          Miscellaneous.

a.             This Agreement may be signed in counterparts, both of which shall be deemed an original, but both of which, taken together shall constitute the same instrument.  A signature made on a faxed or electronically mailed copy of the Agreement or a signature transmitted by facsimile or electronic mail shall have the same effect as the original signature.

b.             The section headings used in this Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions hereof.

c.             If Employee or the Company fails to enforce this Agreement or to insist on performance of any term, that failure does not mean a waiver of that term or of the Agreement.  The Agreement remains in full force and effect.

18.          Entire Agreement.  This Agreement sets forth the entire agreement between the Parties hereto, and fully supersedes any prior agreements or understandings between the Parties. Employee acknowledges that Employee has not relied on any representations, promises, or agreements of any kind made to Employee in connection with Employee’s decision to accept this Agreement, except for those set forth in this Agreement.

19.          Joint Participation and Negotiation of Agreement.   Each party has had the opportunity to obtain the advice of legal counsel and to review, comment upon, and negotiate this Agreement.  Accordingly, it is agreed that no rule of construction shall apply against any party or in favor of any party.  This Agreement shall be construed in light of the fact that the Parties jointly prepared this Agreement, and any uncertainty or ambiguity shall not be interpreted against any one party and in favor of the other.

20.          EMPLOYEE IS ADVISED THAT HE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO REVIEW AND CONSIDER THIS AGREEMENT.  EMPLOYEE ALSO IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EMPLOYEE’S SIGNING OF THIS AGREEMENT.

EMPLOYEE MAY REVOKE THIS AGREEMENT FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY HE SIGNS THIS AGREEMENT.  ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED, IN WRITING, TO ERIN IBELE, EVP, HEAD OF HUMAN CAPITAL AND CORPORATE SECRETARY, HEALTH CARE REIT, INC. AND STATE, “I,  [NAME], HEREBY REVOKE MY ACCEPTANCE OF THE AGREEMENT AND GENERAL RELEASE.” THE REVOCATION MUST BE SENT BY CERTIFIED U.S. MAIL TO ERIN IBELE, EVP, HEAD OF HUMAN CAPITAL AND CORPORATE SECRETARY, HEALTH CARE REIT, INC., 4500 DORR STREET, TOLEDO, OHIO 43615-4040, AND POSTMARKED WITHIN SEVEN (7) CALENDAR DAYS AFTER EMPLOYEE SIGNS THIS AGREEMENT.

EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT, DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL UP TO TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

EMPLOYEE, FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE

AGAINST RELEASEES AS OF THE DATE OF EXECUTION OF THIS AGREEMENT.

The Parties knowingly and voluntarily sign this Agreement as of the date(s) set forth below:

                                                                                                                Health Care REIT, Inc.

By:         /s/ Charles J. Herman, Jr.                   By:         /s/ Thomas J. DeRosa

                Charles J. Herman, Jr.                                         Thomas J. DeRosa

                                                                                                 Chief Executive Officer

Date: July 1, 2015                               Date: July 2, 2015